Exhibit 10.2
Delek Marketing & Supply, LP
Second Amendment to Amended and Restated Credit Agreement and Consent
          This Second Amendment to Amended and Restated Credit Agreement and Consent (herein, this “Amendment”) is entered into as of March 31, 2009, by and among Delek Marketing & Supply, LP, a Delaware limited partnership (the “Borrower”), the Lenders party hereto and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer.
Preliminary Statements
          A. The Borrower, the Lenders party thereto and Fifth Third Bank, as Administrative Agent and L/C Issuer, entered into a certain Amended and Restated Credit Agreement, dated as of December 19, 2007, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of October 17, 2008 (as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
          B. The Borrower, the Lenders and Fifth Third Bank, as Administrative Agent and L/C Issuer, have agreed to (i) consent to the Pipeline Acquisition (as hereinafter defined), (ii) waive certain provisions of the Credit Agreement to permit the consummation of the Pipeline Acquisition and (iii) amend the Credit Agreement under the terms and conditions set forth in this Amendment.
          Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments to Credit Agreement.
          Upon satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement shall be and hereby is amended as follows:
     Section 1.1. The grid set forth in the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows; provided, however, that the following grid shall not become effective until the Second Amendment Effective Date:

		Applicable Margin for	Applicable Margin
		Base Rate Loans and	for Eurodollar	Applicable Margin
	Leverage Ratio for	Reimbursement	Loans and Letter of	for Commitment Fee
Level	such Pricing Date	Obligations shall be:	Credit Fee shall be:	shall be:
I	Greater than 3.0 to 1.0	3.00%	4.00%	.50%

II	Less than or equal to 3.0 to 1.0, but greater than 2.5 to 1.0	2.50%	3.50%	.50%

III	Less than or equal to 2.5 to 1.0, but greater than 2.0 to 1.0	2.25%	3.25%	.50%

IV	Less than or equal to 2.0 to 1.0, but greater than 1.5 to 1.0	2.00%	3.00%	.50%

V	Less than or equal to 1.5 to 1.0	1.75%	2.75%	.50%
     Section 1.2. The definitions of “Base Rate”, “EBITDA”, “LIBOR01 Page” and “Required Lenders” in Section 1.1 of the Credit Agreement are amended and restated in their entirety to read as follows:
“Base Rate” means for any day the greatest of: (i) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1% and (iii) the sum of (x) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (y) 1.00%.
“EBITDA” means, with reference to any period, Net Income for such period plus (x) the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) share based compensation under SFAS 123R, and (e) non-cash extraordinary charges for such period incurred by the Borrower to comply with GAAP, provided, that any such non-cash extraordinary charge that exceeds $1,000,000 individually shall be subject to the consent of the Administrative Agent and Required Lenders and minus (y) non-cash extraordinary credits for such period established by the Borrower to comply with GAAP; provided further that (a) if the Pipeline Transaction is consummated prior to April 1, 2009, for any EBITDA calculations for the period of four fiscal quarters ending on or after March 31, 2009 and before or on December 31, 2009, EBITDA calculations for the period of four fiscal quarters shall be increased by (i) $5,400,000 for the quarter ending March 31, 2009,

(ii) $4,050,000 for the quarter ending June 30, 2009, (iii) $2,700,000 for the quarter ending September 30, 2009, and (iv) $1,350,000 for the quarter ending December 31, 2009, and (b) if the Pipeline Transaction is consummated on or after April 1, 2009, for any EBITDA calculations for the period of four fiscal quarters ending on or after June 30, 2009 and before or on March 31, 2010, EBITDA calculations for the period of four fiscal quarters shall be increased by the product of (x) $5,400,000 and (y) 1 minus the ratio of (i) the number of days elapsed from the date the Pipeline Transaction is consummated through the end of the relevant period of four fiscal quarters to (ii) 365 days.
“LIBOR01 Page” means the display designated as “Reuters Screen LIBOR01 Page” (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits (“BBA LIBOR”) or such other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time).
“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Commitments constitute (i) at any time there are two (2) or fewer Lenders, 85% or more of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Commitments; or (ii) at any time there are three (3) Lenders, 67% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Commitments; or (iii) at any time there are more than three (3) Lenders, 51% or more of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Commitments; provided that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for all purposes of making a determination of Required Lenders.
     Section 1.3. Section 1.1 of the Credit Agreement is amended by inserting the following defined terms in their appropriate alphabetical location:
“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of March 31, 2009 among Delek Crude Logistics, LLC, as buyer, Delek Refining, Ltd., Delek Land Texas, Inc., Delek Pipeline Texas, Inc., MPC Land Acquisition, Inc., and MPC Pipeline Acquisition, Inc., as sellers, and the other parties signatory thereto, as the same may be amended, restated, supplemented or modified from time to time.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Reimbursement Obligations or participations in Swing Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.
“Pipeline Acquisition” means that acquisition of certain assets by Delek Crude Logistics, LLC, as buyer, from Delek Refining, Ltd., Delek Land Texas, Inc., Delek Pipeline Texas, Inc., MPC Land Acquisition, Inc., and MPC Pipeline Acquisition, Inc., as sellers, pursuant to the Asset Purchase Agreement.
“Pipeline Agreements” means (i) the Asset Purchase Agreement, (ii) the Pipelines and Tankage Agreement and (iii) any other contracts or agreements entered into by or among the Borrower, Refining and any of their Affiliates in connection with the Pipeline Acquisition.
“Pipeline and Tankage Agreement” means the Pipelines and Tankage Agreement dated as of March 31, 2009 between Delek Refining, Ltd. and Delek Crude Logistics, LLC, as the same may be amended, modified or supplemented from time to time.
“Second Amendment Effective Date” means March 31, 2009.
“SunTrust Facility” means the credit facility extended pursuant to the Second Amended and Restated Credit Agreement dated as of October 13, 2006 by and among Delek Refining, Ltd., Delek Pipeline Texas, Inc., SunTrust Bank, as administrative agent, and the various financial institutions party thereto, as the same may be amended, restated, supplemented or modified from time to time.
     Section 1.4. Clause (i) of Section 2.4(e) of the Credit Agreement is amended and restated in its entirety to read as follows:
“(i) from the date the related advance was made by the Administrative Agent to the date that is two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and”
     Section 1.5. Section 2.7 of the Credit Agreement is amended by inserting a new clause (c) at the end thereof to read as follows:
(c) Defaulting Lenders. Notwithstanding any provision of Section 2.8 to the contrary, until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Loans pursuant to Section 2.7(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.7(b) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender), it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (c) and such retention of payments shall not constitute an Event of Default under Section 7.1 hereof nor trigger any indemnification requirements under Section 8.1 hereof. “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.
     Section 1.6. The first sentence of Sections 2.12(a) of the Credit Agreement is amended by inserting the following proviso at the end thereof:
“; provided however, that no commitment fee shall accrue to the Unused Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender”

     Section 1.7. The second sentence of Section 2.12(b) of the Credit Agreement is amended by inserting the following proviso to the end thereof:
“; provided, further, that no letter of credit fee shall accrue to the Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender”
     Section 1.8. Section 5.15 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 5.15. Good Title. The Borrower and its Subsidiaries have good and marketable title, valid leasehold interests, valid licenses, or valid easements and rights-of-way in, to or regarding their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent, except for sales of assets in the ordinary course of business, subject to no Liens, other than Permitted Liens.
     Section 1.9. Clause (x) of Section 5.21 of the Credit Agreement is amended and restated in its entirety to read as follows:
“(x) the MAPCO Services Agreement, the Refining Marketing Agreement, the Refining Operating Agreement and the Pipeline Agreements,”
     Section 1.10. The third sentence of Section 6.3(a) of the Credit Agreement is amended and restated in its entirety to read as follows:
Without limiting the foregoing, Borrower will maintain during the term of this Credit Agreement, at its own cost, environmental insurance coverage, property/business interruption insurance coverage and other insurance coverage that is reasonable and customary for pipeline logistics operators but in no event shall such property/business interruption insurance coverage be less than $150,000,000 per occurrence if the Borrower maintains such insurance in its own name and not as part of a group policy with Holdings; provided, however, that, notwithstanding the foregoing, the insurance maintained by the Borrower shall at all times be in coverage amounts reasonably satisfactory to the Administrative Agent.
     Section 1.11. Section 6.8 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 6.8. Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract,

agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, other than the MAPCO Services Agreement, the Refining Operating Agreement, the Refining Marketing Agreement, the Pipeline Agreements, and all arrangements referred to in clause (y) of Section 5.21.
     Section 1.12. Section 6.10 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 6.10. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Second Amendment Effective Date (after giving effect to the Pipeline Acquisition).
     Section 1.13. The phrase “in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents” appearing in clause (c) of Section 8.5 of the Credit Agreement is deleted in its entirety and replaced by the phrase “notice or confirmation that any Lender is or has become a Defaulting Lender”.
     Section 1.14. Section 10.11 of the Credit Agreement is amended by inserting a new paragraph at the end thereof to read as follows:
“Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or be entitled to any applicable amendment, waiver or consent fee associated therewith, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.”
     Section 1.15. Schedule 5.10 to the Credit Agreement shall be amended and restated in its entirety in the form of Schedule 5.10 hereto.
Section 2. Consent and Waiver.
     The Borrower has informed the Administrative Agent and the Lenders that Delek Crude Logistics, LLC (“Delek Logistics”) intends to purchase certain assets of Delek Refining, Ltd., Delek Land Texas, Inc., Delek Pipeline Texas, Inc., MPC Land Acquisition, Inc. and MPC Pipeline Acquisition, Inc. (collectively, the “Sellers”) on the terms and conditions set forth in the Asset Purchase Agreement (the “Pipeline Acquisition”). The Borrower has requested that the Lenders consent to the Pipeline Acquisition, and the Lenders hereby consent to the Pipeline

Acquisition; provided, however, that the foregoing consent shall be effective to the extent, and only to the extent, that the conditions precedent to this Amendment set forth in Section 3 hereof have been satisfied.
     In addition, the Borrower has requested that the Administrative Agent and the Lenders (i) waive compliance with Sections 5.7, 6.14, 6.16 and 6.17 of the Credit Agreement solely with respect to the Pipeline Acquisition (the “Potential Violations”) and any Default or Event of Default that otherwise would arise from the Potential Violations and (ii) confirm that the Liens arising, assumed or taken subject to the Pipeline Acquisition are Permitted Liens under Section 6.12 of the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Lenders and the Administrative Agent hereby:
     (i) waive the Potential Violations and any Default or Event of Default arising solely from the Potential Violations; provided, however, that (x) Section 6.14 of the Credit Agreement shall be waived only with respect to the requirements regarding Permitted Acquisitions and (y) Section 6.16 of the Credit Agreement shall be waived only to the extent that encumbrances related to the Pipeline Acquisition are incurred in the ordinary course of business and do not have an adverse effect on the operations of Delek Logistics or the value of the assets acquired by Delek Logistics pursuant to the Pipeline Acquisition in an amount exceeding $300,000 per encumbrance or $1,000,000 in the aggregate (any such effect or effects, a “Pipeline Breach”); provided further that notwithstanding the foregoing, no Pipeline Breach shall constitute a Default or Event of Default under the Credit Agreement unless and until the Borrower has received written notice thereof identifying such breach(es) and has had a period of 90 days after receipt of such notice to cure or cause the cure of such breach(es) or, if such breach(es) by its or their nature cannot reasonably be expected to be cured within said period, such longer period as may reasonably required to cure such breach(es), provided that the cure thereof is commenced within said 90-day period and continued with reasonable diligence to completion; and
     (ii) confirm that pursuant to Section 6.12(g) of the Credit Agreement, any existing Liens on property acquired pursuant to the Pipeline Acquisition, other than Liens in favor of SunTrust Bank securing the SunTrust Facility, constitute Permitted Liens under the Credit Agreement.
     The parties hereto acknowledge that the waivers under this Section 2 are specifically limited to the Potential Violations and any Default or Event of Default arising solely from the Potential Violations. Except as specifically modified or waived herein, all of the terms and conditions set forth in the Credit Agreement shall stand and remain unchanged and in full force and effect and the Lenders shall not be obligated in the future to waive any provision of the Credit Agreement or the other Loan Documents as a result of having provided the waiver contained herein.

Section 3. Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     (a) The Borrower, the Lenders, and Fifth Third Bank, as Administrative Agent and L/C Issuer, shall have executed and delivered this Amendment.
     (b) The Guarantors shall have executed and delivered the Reaffirmation and Consent of Guarantors attached to this Amendment.
     (c) The Administrative Agent shall have received a duly executed Assumption and Supplement to Guaranty Agreement and Assumption and Supplemental Security Agreement for Delek Logistics, together with:
     (i) an original limited liability company interests certificate representing all of the issued and outstanding limited liability company interests of Delek Logistics as of the date hereof;
     (ii) transfer power for the limited liability company interests as of the date hereof, duly executed in blank and undated;
     (iii) a UCC financing statement to be filed against Delek Logistics, as debtor, in favor of Administrative Agent, as secured party, as of the date hereof; and
     (iv) patent, trademark and copyright collateral agreements, as applicable, to the extent required by the Administrative Agent.
     (d) The Administrative Agent shall have received from Delek Logistics, (i) a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing with respect to the easement rights and fee simple parcels of real property located in Smith County, Texas, Gregg County, Texas, Rusk County, Texas, and Upshur County, Texas, and (ii) with respect to the fee simple parcels of real property (excluding vacant unused oil gathering system parcels):
     (w) to the extent requested by Administrative Agent, a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in form and substance acceptable to the Administrative Agent from a title insurance company acceptable to the Administrative Agent;
     (x) to the extent requested by Administrative Agent, a survey prepared by a licensed surveyor, which survey shall also state whether or not any portion of the real property is in a federally designated flood hazard area;

     (y) the report of ARCADIS G&M, Inc. acceptable to the Administrative Agent concerning the environmental hazards and matters with respect to each parcel of real property, together with a reliance letter thereon acceptable to the Administrative Agent; and
     (z) to the extent requested by Administrative Agent, fixture financing statements to be filed against Delek Logistics, as debtor, in favor of Administrative Agent, as secured party.
     (e) The Administrative Agent shall have received from Delek Logistics, a Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing for the Bradford Station leased property in Rusk County, Texas, together with:
     (i) a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in form and substance acceptable to the Administrative Agent from a title insurance company acceptable to the Administrative Agent;
     (ii) the report of ARCADIS G&M, Inc. acceptable to the Administrative Agent concerning the environmental hazards and matters with respect to each parcel of real property, together with a reliance letter thereon acceptable to the Administrative Agent; and
     (iii) to the extent requested by Administrative Agent, fixture financing statements to be filed against Delek Logistics, as debtor, in favor of Administrative Agent, as secured party.
     (f) The Administrative Agent shall have received certified fully executed copies of the Pipeline Easement License Agreement and Assignment of Pipeline Easement Agreement, each dated as of March 31, 2009 among MPC Pipeline Acquisition, Inc., MPC Land Acquisition, Inc. and Delek Logistics, in form and substance satisfactory to the Administrative Agent.
     (g) The Administrative Agent shall have received for each Lender, the favorable written opinion of counsel to Delek Logistics with respect to the Deed of Trust and Leasehold Deeds of Trust, in form and substance satisfactory to the Administrative Agent.
     (h) The Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents including, without limitation, environmental insurance, naming the Administrative Agent as mortgagee and lender loss payee.
     (i) The Administrative Agent shall have received copies of the Borrower’s, Delek Logistics’ and each Guarantor’s certificate of limited partnership agreement, certificate formation operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority.
     (j) The Administrative Agent shall have received copies of resolutions of the Borrower’s, Delek Logistics’ and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the Pipeline Acquisition, as applicable, and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each entity’s behalf, all certified in each instance by its Secretary or Assistant Secretary.
     (k) The Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for the Borrower, Delek Logistics and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable, and of each state in which it is qualified to do business as a foreign partnership corporation or organization.
     (l) The Administrative Agent shall have received for each Lender, the favorable written opinions of counsel to the Borrower, Delek Logistics and each Guarantor, each in form and substance satisfactory to the Administrative Agent.
     (m) The Administrative Agent shall have received a certified copy of the fully executed Asset Purchase Agreement and all schedules, exhibits and side letters related thereto.
     (n) The Administrative Agent shall have received (i) a fair market appraisal of all assets acquired in connection with the Pipeline Acquisition performed by an appraisal firm acceptable to the Administrative Agent and (ii) proforma projected quarterly financial statements of the Borrower (including a balance sheet and statements of income and cash flows) for the 2009 fiscal year showing the impact of the Pipeline Acquisition, each in form and substance acceptable to the Administrative Agent.
     (o) The Administrative Agent shall have received a duly executed Collateral Assignment of Pipelines and Tankage Agreement dated of as March 31, 2009 from Delek Logistics, together with a certified fully executed copy of the Pipelines and Tankage Agreement dated as of March 31, 2009 between Refining and Delek Logistics.
     (p) The Administrative Agent shall have received a certified fully executed copy of the Radio Tower License Agreement dated as of June 30, 2003 between Telecom Towers LLC and Delek Logistics (as successor to McMurrey Pipeline Company, Inc.).

     (q) The Administrative Agent shall have received a certified fully executed copy of the Consent and Agreement dated as of March 31, 2009 by Delek Logistics in favor of SunTrust Bank.
     (r) The Administrative Agent and Refining shall have executed and delivered the Consent and Agreement dated as of March 31, 2009 in favor of the Administrative Agent.
     (s) The Administrative Agent shall have received a compliance certificate showing that after giving effect to the Pipeline Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 6.19 of the Credit Agreement on a pro forma basis.
     (t) The Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for Delek Logistics.
     (u) The Administrative Agent shall have received financing statement lien search results against Delek Logistics evidencing the absence of Liens on its Property except for Permitted Liens.
     (v) The Administrative Agent shall have received a certified fully executed copy of the Amendment to SunTrust Facility in form and substance satisfactory to the Administrative Agent, together with UCC financing statement amendments and other appropriate lien release documents releasing liens on any and all collateral purchased pursuant to the Pipeline Acquisition.
     (w) The Borrower shall have paid to the Administrative Agent all fees due and payable to it pursuant to that certain letter agreement by and between the Borrower and the Administrative Agent dated as of January 8, 2009.
     (x) The Borrower and the Administrative Agent shall have executed and delivered a post-closing matters letter dated as of the date hereof.
     (y) The Administrative Agent shall have satisfactorily completed its due diligence with respect to the Borrower, Delek Logistics and the Guarantors.
     (z) Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
Section 4. Representations and Warranties.
     The Borrower represents and warrants to the Lenders and Fifth Third Bank, as Administrative Agent and L/C Issuer, that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement, as amended hereby, is true and correct in all material respects on and as of the date of this Amendment after giving effect to this Amendment as if made on and as of the date hereof (except to the extent such representation relates and warrants relate to an earlier date, in which case they are true and correct in all material respects as of such date) and as if each reference therein to the Credit Agreement referred to the Credit Agreement as amended hereby; (ii) as of the date hereof, no Default and no Event of Default exists; and (iii) without limiting the effect of the foregoing, the Borrower’s execution, delivery and performance of this Amendment has been duly authorized, and this Amendment has been executed and delivered by duly authorized officers of the Borrower.
Section 5. Collateral.
     The Borrower has heretofore executed and delivered to the Administrative Agent the Collateral Documents and the Borrower hereby agrees that notwithstanding the execution and delivery of this Amendment, the Collateral Documents shall remain in full force and effect and shall secure the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability; and the rights and remedies of the Lenders under the Collateral Documents, obligations of the Borrower thereunder, and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness that would be secured thereby prior to giving effect to this Amendment.
Section 6. Miscellaneous.
     (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement or any other Loan Document, or in any certificate, letter or communication issued or made pursuant to or with respect to any Loan Document, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     (b) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.
     (c) This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. This Amendment shall be governed by the internal laws of the State of New York.
[Signature Pages to Follow]

     In Witness Whereof, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment to Amended and Restated Credit Agreement and Consent as of the date first set forth above.

“Borrower”

Delek Marketing & Supply, LP

By: Delek Marketing GP, LLC, its general partner

By Name	/s/ Harry Parker Daily Harry Parker Daily
Title	VP & COO

By Name	/s/ Kent B. Thomas Kent B. Thomas
Title	General Counsel & Secretary
[Signature page to Second Amendment to Amended and Restated Credit Agreement and Consent]

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By Name Title	/s/ Kirk Johnson Kirk Johnson Vice President